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Exhibit 99.1

FOR IMMEDIATE RELEASE
AMEX: WOC

WILSHIRE ENTERPRISES, INC. ANNOUNCES CONTRACT TO SELL PHOENIX PROPERTY FOR SUBSTANTIAL PROFIT. ADDITIONAL TRANSACTIONS DISCLOSED.

JERSEY CITY, N.J., February 2, 2005 -- Wilshire Enterprises, Inc. ("Wilshire" or the "Company") (Amex: WOC) announced today that it has entered into an agreement to sell its Phoenix apartment property known as Biltmore Club for $21.0 million.

Sherry Wilzig Izak, Chairman and Chief Executive Officer of the Company, commented: "Speaking on behalf of the Board of Directors, we are extremely pleased with the strategy pursued by the Company's management team to optimize the valuation of the Biltmore Club. By capitalizing on the current demand by developers for distinguished property locations in Phoenix, Wilshire has transformed an apartment complex in need of sizable capital improvements into a major source of profit. Upon successful completion of the sale, the Company expects to realize an estimated net profit after taxes of approximately $9.0 million."

Biltmore Club Apartments: Due to significant development activity in the vicinity of the Biltmore Club Apartments ("Biltmore"), the Company recently conducted in-depth discussions with leading Arizona developers to potentially enhance the valuation of Biltmore's acreage. After negotiating several bids for Biltmore, the Company has entered into a definitive agreement to sell the property for $21.0 million. In addition to the original, non-refundable deposit of $100,000, the purchaser is required to deposit in escrow an additional $400,000 of non-refundable earnest money by June 30, 2005 in two payments for a total of $500,000 and acquire the property by December 23, 2005. The sale is "As Is" and the Buyer's required $500,000 earnest money is non-refundable subject only to Wilshire's ability to convey good title. The Biltmore is a 378-unit multi-family property constructed in 1973 located on 8.1 acres of land in Phoenix, Arizona. In 2004, the Biltmore produced approximately $864,000 of net operating income (excluding capital reserve expense) and, in management's view, required meaningful investment to remain competitive.


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Net cash proceeds (before taxes payable) anticipated at closing are estimated to be $10.0 million after retiring the mortgage ($9.0 million) and paying estimated closing expenses for the defeasance penalty ($1.2 million), legal fees, and brokerage commission. The Company is likely to seek a 1031-Exchange acquisition in conjunction with the sale of this asset which would defer the taxes payable from the sale. The Company currently intends to evaluate Class-A properties in its principal markets as well as other attractive opportunities.

Wilshire also announced other completed and pending transactions.

Schalk Station: The Company completed the sale of a 36-acre parcel of land in New Brunswick, New Jersey for $3.9 million on December 22, 2004. Net proceeds from the sale after closing expenses and taxes were approximately $3.5 million. The property did not have a mortgage.

Galsworthy Arms Apartments: The Company completed the sale of a two-bedroom condominium at Galsworthy Arms located in Long Branch, New Jersey for $270,000 on January 26, 2005. Net proceeds from the sale after closing expenses and taxes were approximately $172,000 and were used for debt retirement. As announced previously, Wilshire is in the process of completing improvements to the common areas of this condominium complex with the objective of improving the valuation of the individual units. The Company currently owns and manages 10 2-bedrooms and 34 1-bedrooms at Galsworthy Arms.

Jefferson Gardens Apartments: The Company completed the sale of a one-bedroom condominium at Jefferson Gardens located in Jefferson Township, New Jersey for $136,000 on October 18, 2004. Net proceeds from the sale after closing expenses and taxes were approximately $90,000 and were used for debt retirement. On January 26, 2005, the Company entered into an agreement to sell a two-bedroom condominium at Jefferson Gardens for $190,000. The Company currently owns and manages four 2-bedrooms (including the pending sale) and 17 1-bedrooms at Jefferson Gardens.

Sherry Izak continued: "We are pleased with the significant increase in values we are seeing for the Galsworthy Arms and Jefferson Garden Apartments, as compared to what we anticipated in the Company's October 2004 investor presentation (see below). Our capital improvements program in Galsworthy is still in its early stages and when completed (currently expected for the second quarter of 2005) should further enhance the appeal of this property."

Dan Pryor, President and Chief Operating Officer concluded: "These transactions are integral to the Company's previously stated goals of unlocking value by monetizing or repositioning assets to increase the net asset value of the Company. We continue to seek opportunities to reposition the Company's diverse portfolio of assets with the objective of creating a stronger and more valuable company in advance of a corporate transaction, whether Wilshire is the acquirer or acquiree."


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Investor Presentation: The Company's October 2004 investor presentation is available on the Company's website (www.wilshireenterprisesinc.com) or a copy can be requested by contacting the Company. The Company currently expects to provide its next investor presentation during the second quarter of 2005.

ABOUT WILSHIRE ENTERPRISES:
Wilshire is an American Stock Exchange listed corporation engaged primarily in the acquisition, ownership and management of real estate investments in the United States including Arizona, Florida, Texas and New Jersey.

FORWARD-LOOKING STATEMENT:

The non-historical statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to several risks and uncertainties that could cause actual results to differ materially from such projections. Such risks and uncertainties include uncertainties inherent in any attempt to purchase or sell one or more real estate properties at an acceptable price, environmental risks relating to the Company's real estate properties, competition, the substantial capital expenditures required to fund the Company's real estate operations, market and economic changes in areas where the Company holds real estate properties, interest rate fluctuations, the possibility that business or market factors cause the Company to vary from its current plans, the impact of changing economic conditions, and other risks and uncertainties disclosed in the Company's 2003 Form 10-K filed with the Securities and Exchange Commission.

For stockholder inquiries: please contact Dan Pryor at 201-420-2796.
SOURCE: Wilshire Enterprises (WOC)


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